Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

BlackSky Technology Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	457(c) and 457(h)	6,117,716(2)	$1.52(4)	$9,298,928.32	0.0001102	$1,024.75
Equity	Class A Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	457(c) and 457(h)	4,168,934(3)	$1.30(5)	$5,419,614.20	0.0001102	$597.26
Total Offering Amounts					$14,718,542.52		$1,622.01
Total Fee Offsets(6)							—
Net Fee Due							$1,622.01

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Class A common stock (the “Common Stock”) of BlackSky Technology, Inc. (the “Registrant”) that become issuable under the above named plans by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2) Represents an automatic annual increase on January 1, 2023 to the number of shares of the Registrant’s Common Stock reserved for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), which annual increase is provided for in the 2021 Plan.

(3) Represents shares of Common Stock reserved for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”), pursuant to Section 3.1 of the ESPP, which provides for an initial share reserve under the ESPP of 3,000,700 shares, and Section 3.2 of the ESPP, which provides for automatic annual increases under the ESPP, including 1,144,523 shares on January 1, 2022, which is equal to 1% of the Registrant's outstanding shares of Common Stock on the last day of the immediately preceding fiscal year.

(4) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.52 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 2, 2023 (which date is within five business days prior to the filing of this registration statement).

(5) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.30 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 2, 2023 (which date is within five business days prior to the filing of this registration statement), multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(6) The Registrant does not have any fee offsets.